Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES
THIRD QUARTER 2010 FINANCIAL RESULTS
-- Company Declares Quarterly Dividend of $.005 per Share --

Houston, Texas – November 15, 2010 – Houston American Energy Corp. (NYSE Amex:HUSA) today reported its financial results for the quarter and nine months ended September 30, 2010.

The Company reported net income for the three months ended September 30, 2010 of $1,171,642, or $0.04 per share, on revenues of $5,354,499, as compared to net income of $428,578, or $0.02 per share, on revenues of $2,403,996 for the three months ended September 30, 2009.  For the nine months ended September 30, 2010, the company reported net income of $2,970,492, or $0.09 per fully diluted share, on revenues of $17,225,168, as compared to a net loss of $937,634, or $0.03 per share, on revenues of $3,983,256 for the nine months ended September 30, 2009.

The increase in revenue and profitability for the 2010 quarter and nine month periods was attributable to higher prices realized from oil and gas sales during the 2010 periods coupled with increased volumes resulting from new wells brought onto production in Colombia and production from our Colombian properties for the full 2010 periods as compared to the 2009 periods when production from our principal Colombian properties was shut-in, due to market conditions, for a total of 52 days spanning the first and second quarters.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.005 per common share to holders of record on December 1, 2010 with a payment date of December 16, 2010.

Mr. John F. Terwilliger, President and Chairman of Houston American Energy, stated, “Houston American Energy enjoyed another strong quarter, highlighted by our continuing success in Colombia where we have participated in drilling seven successful wells, year to date, out of eight wells drilled. Our oil production for the 2010 third quarter increased by 69% from the 2009 third quarter and for the nine months ended September 30, 2010 our oil production was up 224% from the same period in 2009.  We have also benefited from a more favorable price environment for oil with average sales price of oil realized increasing 34% for the quarter and 35% for the nine month period.  As a result, our revenues were up 122% for the quarter and 332% for the nine month period.

We continue to focus on identifying early stage resource plays where we can participate in large resource potential at lower cost, typified by our Colombian operations.  Our belief in the resource potential in Colombia, and in particular our Serrania and CPO 4 prospects, continues to grow.  Our belief in that potential has translated into our hiring of an in-house Senior VP of Exploration to focus on development of our Colombian holdings and the decision during the third quarter to increase our stake in the CPO 4 prospect from 25% to 37.5%.  We continue to invest in Serrania and CPO 4 and expect drilling of our first wells on Serrania to occur in the near future with drilling on CPO 4 expected to commence in early 2011.

On other fronts, we are on track to complete the previously announced sale of our indirect interests in certain Hupecol prospects and anticipate completion of that sale before year end with anticipated proceeds to Houston American expected to be approximately $35.0 million gross, before closing cost and adjustments related to the sale.  Domestically, we recently entered into an agreement to sell our working interest in acreage in Karnes County, Texas where we expect to realize cash proceeds of approximately $1.65 million on a $250,000 initial investment.  Together with our cash on hand, proceeds from our sale of Hupecol assets and sale of our Karnes County, Texas working interest leave us well positioned to fund all of our foreseeable development costs on Serrania and CPO 4.

Our acquisition, development and selected divestiture of Hupecol prospects and acquisition and divestiture of the Karnes County, Texas working interest are illustrative of our opportunistic approach to growing our asset base at relatively favorable cost and with relatively less risk.  Through this approach, we have steadily increased our stakes, and potential reserve finds, in resource plays in Colombia with our interests in Serrania and CPO 4 being 12.5% and 37.5%, respectively, compared to our initial interests in Colombian assets that ranged from 1.6% to 12.5%.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-Q and other periodic reports filed with the Securities and Exchange Commission which can be found on our website at www.houstonamericanenergy.com.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the company’s ability to replace and increase its reserves, production sales volumes and revenues and increase profitability in future periods, its ability to identify, finance, acquire and operate assets and operations on favorable terms, or at all, and the ultimate proceeds, if any, that may be received from current efforts to sell a portion of the company’s assets. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential changes in price based on operations and fluctuations in oil prices, changes in market conditions and other factors, effects of government regulation, and the ultimate results derived from drilling and development of our projects and our efforts to identify, finance and consummate the acquisition of assets and operations. These and other risks are described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.